Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 9, 2019 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,689,264, or $0.31 and $0.30 basic and diluted earnings per share, respectively, for the quarter ended March 31, 2019 – an increase of 4.78% from earnings for the quarter ended March 31, 2018 of $1,612,230, or $0.29 basic and diluted earnings per share. Annualized returns on average assets and average equity for the three months ended March 31, 2019 were 1.59% and 14.73%, respectively, compared with 2018 annualized returns on average assets and average equity of 1.51% and 15.17%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "With the strong economy in Charleston, we are off to a good start with better margins, consistent loan volume, and excellent control of expenses. We are ahead of both our profit plan to date and earnings for the first quarter of 2019. We look forward to the rest of the year."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. A fifth office at 9403 Highway 78 in North Charleston is under construction and anticipated to open in the fourth quarter of 2019. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	(Unaudited) March 31,	(Unaudited) March 31,
	2019	2018

Common stock shares outstanding	5,516,725	5,489,967

Book value per share	$ 8.58	$ 7.76

Total assets	$ 431,823,822	$ 434,649,189

Three Months Ended

Net income	$ 1,689,264	$ 1,612,230

Basic earnings per share	$ 0.31	$ 0.29

Diluted earnings per share	$ 0.30	$ 0.29

Weighted average shares outstanding:

Basic	5,514,413	5,489,087

Diluted	5,592,352	5,583,371

CONTACT: Eugene H. Walpole, IV, (843) 724-1500